Exhibit 99.1

FOR IMMEDIATE RELEASE

September 3, 2014

Contact:        JoAnne Coy, Vice President

Corporate Communications 253-305-1965

Columbia Banking System welcomes Craig Eerkes and Mark Finkelstein to its Board of Directors

Tacoma, Washington – William Weyerhaeuser, Chairman of the Board of Columbia Banking System, (“Columbia;” NASDAQ: COLB) the parent company of Columbia Bank, announced that Craig D. Eerkes and Mark A. Finkelstein have joined the Board of Directors, effective September 2, 2014. These new appointments are being made in anticipation of directors who are reaching retirement age and whose terms will expire next spring.

“We are delighted to welcome Craig Eerkes and Mark Finkelstein to our board of directors.” said William T. Weyerhaeuser, Chairman of the Board for Columbia. “We are fortunate to add committed industry and community leaders with their unique skills and depth of financial and business experience to enhance our team of board members. We look forward to the contributions each will make.”

Craig Eerkes has an extensive financial background and broad experience in highly regulated industries, including his current position as President and Chief Executive Officer of Sun Pacific Energy, Inc. For fifteen years, he has served on the board of directors for WMI Insurance Company, a health and life insurance company serving seven states, based in Salt Lake City, Utah. He was the chairman and a director of AmericanWest Bancorp, from 2004-2012, as well as a director of First Hawaiian Bank from 1996-1999. He was founder, director and chairman of American National Bank, N.A. of Kennewick, Washington from 1981-1996.

A resident of Kennewick, Washington with an office in western Washington, Mr. Eerkes holds a BA from the University of Puget Sound in Tacoma, Washington. He is a community leader in the Tri-Cities area of Eastern Washington, and is actively involved in the Boy Scouts, Boys & Girls Clubs, Young Life, Hanford Reach Interpretive Center, United Way and many more. Mr. Eerkes was recently named “Tri-Citian of the Year” for 2014.

Mark A. Finkelstein has extensive legal background and experience with financial services companies. He served as Executive Vice President - Corporate Development and General Counsel of Emeritus Corporation from December 2011 through July 2014, and as that company’s Corporate Secretary from May 2012 through July 2014. At Emeritus, an NYSE-listed healthcare company with 31,000 employees in 45 states, Mr. Finkelstein was responsible for all legal affairs and corporate development. Prior to joining Emeritus, he served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, he practiced law with the Seattle law firm of Graham & Dunn, P.C., where he specialized in mergers and acquisitions, complex financing strategies and other corporate transactions involving financial institutions and other companies.

A resident of Seattle, Washington, Mr. Finkelstein earned a B.A. in Economics with High Honors from The University of Michigan, and holds a law degree from The University of Michigan Law School. In 2013, he was selected by The Legal 500 as one of the top corporate legal advisors in the United States. Mr. Finkelstein is also a member of the Audit and Corporate Responsibility Committee of the Board of Trustees for Seattle Children’s Hospital.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank with 135 branches throughout Washington and Oregon. For the eighth consecutive year, the bank was named in 2014 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.”

More information about Columbia can be found on its website at www.columbiabank.com.